Filed Pursuant to Rule 433
Registration No. 333-178708
May 14, 2012

Cameron International Corporation
Final Term Sheet

$500,000,000

$250,000,000 1.60% Senior Notes due 2015
$250,000,000 3.60% Senior Notes due 2022

$250,000,000 1.60% Senior Notes due 2015

Issuer	Cameron International Corporation

Security	1.60% Senior Notes due 2015 (“2015 Notes”)

Ratings (Moody’s / S&P)*	Baa1 / BBB+

Amount	$250,000,000

Type	SEC Registered

Settlement Date (T+3)	May 17, 2012

Maturity Date	April 30, 2015

Coupon	1.60%

Coupon Payment Dates	Semi-annual payments on April 30 and October 30 of each year, beginning October 30, 2012

Optional Redemption	Make-whole call at T + 20 bps

Special Mandatory Redemption

If the acquisition of TTS Energy AS is not consummated on or prior to September 30, 2012, or if the related purchase agreement is terminated prior to such date, the Issuer will be required to redeem all of the 2015 notes at a redemption price equal to 101% of their aggregate principal amount, plus accrued and unpaid interest to, but excluding, the date of redemption.

Benchmark	UST 0.250% due May 2015

Benchmark Yield	0.365%

Reoffer Spread	+125 bps

Reoffer Yield	1.615%

Price to Public	99.957%

Joint Bookrunners	Citigroup Global Markets Inc. Credit Suisse Securities (USA) LLC J.P. Morgan Securities LLC

Morgan Stanley & Co. LLC RBS Securities Inc.

Co-managers	Standard Chartered Bank UBS Securities LLC Mitsubishi UFJ Securities (USA), Inc. DNB Markets, Inc. UniCredit Capital Markets LLC

CUSIP/ISIN	13342B AH8 / US13342BAH87

*A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

$250,000,000 3.60% Senior Notes due 2022

Issuer	Cameron International Corporation

Security	3.60% Senior Notes due 2022 (“2022 Notes”)

Ratings (Moody’s / S&P)*	Baa1 / BBB+

Amount	$250,000,000

Type	SEC Registered

Settlement Date (T+3)	May 17, 2012

Maturity Date	April 30, 2022

Coupon	3.60%

Coupon Payment Dates	Semi-annual payments on April 30 and October 30 of each year, beginning October 30, 2012

Optional Redemption

Make-whole call at T + 30 bps

However, if the 2022 Notes are redeemed on or after January 30, 2022 (three months prior to their maturity date), the redemption price would equal to 100% of the principal amount of the 2022 Notes redeemed.

Benchmark	UST 1.750% due May 2022

Benchmark Yield	1.781%

Reoffer Spread	+185 bps

Reoffer Yield	3.631%

Price to Public	99.744%

Joint Bookrunners	Citigroup Global Markets Inc. Credit Suisse Securities (USA) LLC J.P. Morgan Securities LLC Morgan Stanley & Co. LLC RBS Securities Inc.

Co-managers	Standard Chartered Bank UBS Securities LLC

Mitsubishi UFJ Securities (USA), Inc. DNB Markets, Inc. UniCredit Capital Markets LLC

CUSIP/ISIN	13342B AJ4 / US13342BAJ44

*A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.

You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. at 1-877-858-5407 or Credit Suisse Securities (USA) LLC at 1-800-221-1037.